EXPLANATION OF RESPONSES
(1) Held directly by Friedman Fleischer & Lowe Capital Partners II, L.P. (“CP II”).
(2) Held directly by FFL Parallel Fund II, L.P. (“PF II”).
(3) Held directly by FFL Executive Partners II, L.P. (“EP II”, and together with CP II and PF II, the “FFL Funds”).
(4) Solely for purposes of Section 16 of the Securities Exchange Act of 1934, each of the FFL Funds, Friedman Fleischer & Lowe GP II, L.P. (“GP II L.P.”) and Friedman Fleischer & Lowe GP II, LLC (“GP II LLC” and, together with the FFL Funds and GP II L.P., the “FFL Reporting Persons”), may be deemed to be directors-by-deputization. Each FFL Reporting Person expressly disclaims beneficial ownership of the shares except to the extent of such FFL Reporting Person’s pecuniary interest therein. Following the transactions reported herein, the FFL Reporting Persons will no longer hold any shares of the Curo Group Holding Corp. (the “Company”) and will cease being directors by deputization. See Exhibit 99.2.
(5) The reported securities were sold by each of the FFL Funds in a 144 sale.  CP II sold 1,993,414 shares of common stock of the Company (“Common Stock”), PF II sold 43,991 shares of Common Stock and EP II sold 38,587 shares of Common Stock, in each case at $15.65 per share on February 8, 2021.
(6) On February 9, 2021, in connection with the sale of Common Stock, the FFL Funds distributed an aggregate of 205,007 shares of Common Stock to certain of their partners (the “Initial Distribution”).  In connection with the Initial Distribution, GP II L.P., the general partner of each of the FFL Funds, acquired direct ownership of shares of Common Stock.  On February 9, 2021, GP II L.P. distributed the shares of Common Stock acquired by it pursuant to the Initial Distribution to certain of its partners (the “GP II L.P. Distribution” and, together with the Initial Distribution, the “Distribution”).  The respective partners of the FFL Funds and GP II L.P. receiving shares in the Distribution did not furnish any consideration in exchange for such shares.